Exhibit 10.7

DATED 8 SEPTEMBER 2008

DEED OF CONFIDENTIALITY

SAVVIS UK LIMITED and all AFFILIATES (“SAVVIS” or “COMPANY”)

(1)

and

RICHARD WARLEY

(2)

Hogan & Hartson

Juxon House

100 St Paul’s Churchyard

London EC4M 8BU

Tel: 020 7367 0200

Fax: 020 7267 0220

Ref: JCM/080262.31

THIS AGREEMENT is made the 8th of September 2008

BETWEEN:

(1)	SAVVIS UK LIMITED and all AFFILIATES (collectively “SAVVIS” or the “Company”); and

(2)	RICHARD WARLEY (the “Employee”)

1.	RECITALS

1.1

The Employee has been employed by the Company in the position as Managing Director EMEA pursuant to various agreements but, in particular, a letter dated 30th June 2003 and a non-disclosure agreement entered into on 1st September 2000 between the Company and the Employee (“the Agreement”).

1.2	The Employee acknowledges the enforceability of Clauses 1 to 4 of the Agreement, save that Clause 1 of the Agreement is hereby agreed to continue indefinitely, or until such time as such information comes into the public domain otherwise than as a result of an unauthorised disclosure by the Employee or any other person who owes the Company an obligation of confidentiality in relation to the information disclosed.

1.3

The Employee hereby irrevocably and voluntarily resigns his employment with the Company (and all offices and Boards of the Company) on 8 September 2008 effective the Termination Date. The Employee will continue in employment with the Company until 30th September 2008 (the “Termination Date”).

1.4	The Employee has agreed to work to professionally transition his responsibilities through the Termination Date to a successor(s) and also to reasonably respond to inquiries of the Company thereafter.

2.	RESTRICTED STOCK UNITS

The Company will permit the Employee’s 22,222 of Restricted Stock Units issued to the Employee on 29 August 2005 pursuant to the Company’s Amended and Restated 2003 Incentive Compensation Plan (the “Plan”) to vest on 30 September 2009 with respect to such Restricted Stock Units. All and any entitlements the Employee may have in relation to the Restricted Stock Units shall be governed by the rules of the Plan.

3.	RESTRICTIONS

3.1	In consideration of Clause 2.1 above, the Employee agrees that he shall not for a period of twelve (12) months from the Termination Date, either on his own behalf or on behalf of any person, firm or company in relation to the Business.

3.1.1	solicit, approach or offer goods or services to or endeavour to entice away from the Company, any person, firm or company who was a Client or Customer of the Company at any time during the Relevant Period, and in each case with whom the Employee has been involved or become aware by virtue of his duties hereunder at any time during the Relevant Period; or

3.1.2	deal with from any person, firm or company who was a Client or Customer of the Company at any time during the Relevant Period, and in each case with whom the Employee has been involved or become aware by virtue of his duties hereunder at any time during the Relevant Period; or

3.1.3	solicit, approach or offer goods or services to, any person, firm or company who was a Potential Client of the Company at any time during the Relevant Period, and in each case with whom the Employee has been involved or become aware by virtue of his duties hereunder at any time during the Relevant Period; or

3.1.4	deal with any person, firm or company who was a Potential Client of the Company during the Relevant Period, and in each case with whom the Employee has been involved or become aware by virtue of his duties hereunder at any time during the Relevant Period; or

3.1.5	approach, solicit, endeavour to entice away any person who is or was an employee of the Company with whom the Employee has had dealings or become aware within the Relevant Period whether or not such person would commit any breach of his contract of employment by reason of so leaving the service of the Company or otherwise; or

3.1.6	encourage or induce the employment, engagement, or offer employment to or procure the employment or engagement of any person who is or was an employee of the Company with whom the Employee has had dealings or become aware within the Relevant Period whether or not such person would commit any breach of his contract of employment by reason of so leaving the service of the Company or otherwise; or

3.1.7	represent himself as being in any way connected with or interested in the business of the Company (other than as a consultant or a member if such be the case) or use any name which is identical or similar to or likely to be confused with the name of the Company or any product or service produced or provided by the Company or which might suggest a connection with the Company.

3.2	For the purposes of the restrictions set out above, the following words shall have the following meanings:-

3.2.1	“Business” shall mean the business or businesses of the Company in which pursuant to the Employee’s duties hereunder, the Employee was materially involved at any time during the Relevant Period;

3.2.2	“Client or Customer” shall mean any person, firm or company to whom during the Relevant Period the Company sold or supplied goods and/or services in either case for the purpose of the Business and with whom the Employee or any person reporting to the Employee had dealings or become aware at any time during the Relevant Period or in respect of whom the Employee came into possession of confidential information in the performance of the Employee’s duties during the Relevant Period;

3.2.3	“Potential Client” shall mean any person, firm or company to whom during the Relevant Period the Company was seeking to sell and or supply goods and or services in either case for the purpose of the Business and with whom the Employee had dealings or become aware at any time during the Relevant Period or in respect of whom the Employee came into possession of confidential information in the performance of the Employee’s duties during the Relevant Period;

3.2.4	“Relevant Period” shall mean the period of twelve months ending on the Termination Date.

4.	GOVERNING LAW

Governing law and jurisdiction in terms of this Agreement shall be governed by and construed in all respects in accordance with English law and the parties agree to submit to the non-exclusive jurisdiction of the English courts as regards any claim or matter arising in respect of this Agreement.

5.	COUNTERPARTS

This Agreement may be executed in two counterparts, each of which when executed and delivered is an original but all the counterparts together constitute the same document.

Delivered as a deed on the date set out above.

EXECUTED and DELIVERED as a DEED

By
SAVVIS UK Limited acting through:-

/s/ Jeffrey H. Von Deylen
Director

/s/ Eugene V. DeFelice
Director

EXECUTED and DELIVERED as a DEED

By	/s/ Richard S. Warley
RICHARD WARLEY

in the presence of:-

Signature of witness	/s/ Michele Winslow
Name of witness	Michele Winslow
Address of witness

Occupation of witness	Executive Assistant

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